Exhibit 10.5

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of June 16, 2005 between Safeco Corporation (“Safeco”) and James W. Ruddy, Executive Vice President and General Counsel (“Executive”).

Recitals

A. Executive is retiring from Safeco after over 30 years of service, including serving as general counsel since 1989.

B. Safeco believes it is appropriate to assist Executive in liquidating his Safeco shares in an efficient manner.

Agreement

Purchase and Sale of Shares.

1. Initial Purchase. During the three-month period from Executive’s retirement date, Safeco will purchase up to that number of shares of Executive’s Safeco common stock as set forth on Exhibit A to this Agreement. The purchase price will be the average closing share price for Safeco’s common stock over a 30 day period that will start on the date Executive indicates to Safeco his desire to sell and end on the purchase date (less the exercise cost of shares acquired through option exercise).

2. Subsequent Purchase. If requested by the Executive, Safeco will purchase an additional number of shares that are designated as ISO shares on Exhibit B to this Agreement on any date Executive chooses up through the end of the month following the one-year anniversary of the initial purchase date. In each case, the purchase price will be the closing share price for Safeco’s common stock on the date of purchase.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Safeco Corporation

By:	/s/ Allie Mysliwy

Title:	Executive Vice President, Human Resources and Operations

James W. Ruddy

Name:	/s/ James W. Ruddy

Share Purchase - Exhibit A

	Maximum share purchase from J. Ruddy	Estimated proceeds to J. Ruddy [2]
Simultaneous buy/sell of stock option shares [1,3]	246,839	$3,330,817
Registered shares, other than those previously acquired in 2005 via incentive stock option exercise	10,662	$516,254

Total	257,501	$3,847,071

[1]	Includes 16,271 incentive stock option shares that Mr. Ruddy may prefer to retain via an exercise and hold stock option transaction.

[2]	Estimated values are based on the closing price as of April 18, 2005 which was $48.42.

[3]	Estimated proceeds excluding the 16,271 incentive stock option shares that may be exercised in a buy/hold transaction is $3,145,925.

Share Purchase - Exhibit B

Maximum shares that may be purchased from J. Ruddy
Shares previously acquired in 2005 via incentive stock option exercise	9,096
Shares that may be acquired by J. Ruddy via incentive stock option exercise	16,271

Total	25,367